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                                                                    EXHIBIT 12.1


                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                               24 Weeks                                    Fiscal Year
                                       ----------------------    ---------------------------------------------------------------
                                        June 20,     June 14,
                                         1998         1997           1997         1996         1995          1994         1993
                                       ---------    ---------    -----------    ---------    ---------    ---------    ---------
Income before income taxes and
     extraordinary loss                $   619.8    $   444.3    $   1,076.3    $   767.6    $   556.5    $   424.1    $   216.3

Add interest expense                       104.4        101.4          241.2        178.5        199.8        221.7        265.5

Add interest on rental expense (a)          50.0         40.8           88.5         90.0         87.5         86.6         88.0

Less equity in earnings of
     unconsolidated affiliates             (10.4)       (21.5)         (34.9)       (50.0)       (26.9)       (27.3)       (33.5)

Add minority interest in
  subsidiary                                 1.6          1.9            4.4          3.4          3.9          3.0          3.5
                                       ---------    ---------    -----------    ---------    ---------    ---------    ---------
     Earnings                          $   765.4    $   566.9    $   1,375.5    $   989.5    $   820.8    $   708.1    $   539.8
                                       =========    =========    ===========    =========    =========    =========    =========



Interest expense                       $   104.4    $   101.4    $     241.2    $   178.5    $   199.8    $   221.7    $   265.5

Add capitalized interest                     3.2          2.4            5.7          4.4          4.6          2.9          4.2

Add interest on rental expense (a)          50.0         40.8           88.5         90.0         87.5         86.6         88.0
                                       ---------    ---------    -----------    ---------    ---------    ---------    ---------

     Fixed charges                     $   157.6    $   144.6    $     335.4    $   272.9    $   291.9    $   311.2    $   357.7
                                       =========    =========    ===========    =========    =========    =========    =========

     Ratio of earnings to fixed
       charges                              4.86         3.92           4.10         3.63         2.81         2.28         1.51(b)
                                       =========    =========    ===========    =========    =========    =========    =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.

(b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expense for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.